Exhibit (k) (4)

ADVISORY FEE AND INCENTIVE FEE WAIVER AGREEMENT

NORTH HAVEN PRIVATE ASSETS FUND

100 Front Street, Suite 700

West Conshohocken, PA 19428

[ ], 202[ ]

Morgan Stanley AIP GP LP

100 Front Street, Suite 700

West Conshohocken, PA 19428

Ladies and Gentlemen:

Morgan Stanley AIP GP LP (the “Adviser”) hereby agrees, from the date that North Haven Private Assets Fund (the “Fund”) commences operations until one year from the time that the Fund breaks escrow (the “Limitation Period”), to reduce the annual rate of its Advisory Fee payable under the Investment Advisory and Management Agreement, dated [ ], 202[ ], between the Adviser and the Fund (the “Advisory Agreement”) from 1.25% to 0.00% and to waive any Incentive Fees payable pursuant to the terms of the Advisory Agreement (the “Fee Waiver”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Advisory Agreement.

This agreement (the “Agreement”) will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). Only the Board may terminate the Agreement prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
NORTH HAVEN PRIVATE ASSETS FUND

By:
Name:
Title:

MORGAN STANLEY AIP GP LP
By:
Name:
Title:

[Signature Page to Management Fee Waiver Agreement]